Exhibit 12

    John Deere Capital Corporation and Subsidiaries
   Computation of Ratio of Earnings to Fixed Charges
               (thousands of dollars)

                          Six Months Ended April 30,
                        -----------------------------
                              1998         1997
                        -------------   -------------
Earnings:

Income before income
 taxes and changes
 in accounting              $ 98,064     $ 91,472

Fixed charges                181,540      151,854
                            --------     --------
   Total earnings           $279,604     $243,326
                            ========     ========
Fixed charges:

Interest expense            $179,408     $150,046
Rent expense                   2,132        1,808
                            --------     --------
   Total fixed
    charges                 $181,540     $151,854
                            ========     ========
Ratio of earnings to
 fixed charges *                1.54         1.60
                            ========     ========


                           For the Years Ended October 31,
                    --------------------------------------------
                      1997     1996     1995     1994     1993
                    -------- -------- -------- -------- --------
Earnings:

Income before income
 taxes and changes
 in accounting      $211,252 $206,588 $175,360 $161,809 $169,339
Fixed charges        330,649  276,726  240,913  168,507  170,226
                    -------- -------- -------- -------- --------
   Total earnings   $541,901 $483,314 $416,273 $330,316 $339,565
                    ======== ======== ======== ======== ========
Fixed charges:

Interest expense    $326,867 $273,748 $238,445 $166,591 $167,787
Rent expense           3,782    2,978    2,468    1,916    2,439
                    -------- -------- -------- -------- --------
   Total fixed
    charges         $330,649 $276,726 $240,913 $168,507 $170,226
                    ======== ======== ======== ======== ========
Ratio of earnings to
 fixed charges *        1.64     1.75     1.73     1.96     1.99
                    ======== ======== ======== ======== ========
---------
"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.